Exhibit 99.1

JCPENNEY REPORTS SECOND QUARTER EARNINGS OF $0.78 PER SHARE

Management Issues Initial Earnings Per Share Guidance for Third and Fourth Quarters

Full-Year Earnings Guidance Raised to $5.50 Per Share

Second Quarter Highlights

•	Operating Income increased 17.5 percent to $329 million
•	Completed $400 million common stock repurchase program
•	Back-to-School selling season off to a good start
•	Opened 15 new stores, 13 in the off-mall format
•	Sephora shops now inside 36 JCPenney stores

PLANO, Texas, Aug. 16, 2007 - J. C. Penney Company, Inc. (NYSE:JCP) reported earnings per share from continuing operations for the second quarter ended Aug. 4, 2007, rose to $0.78 per share, compared to $0.75 per share in last year’s second quarter. Last year’s results included $26 million, or $0.11 per share, in one-time federal and state income tax credits. On a dollar basis, pre-tax income from continuing operations for the quarter increased 12.9 percent to $280 million. For the quarter, operating income improved 90 basis points to 7.5 percent of sales driven by improvement in gross margin and SG&A expense leverage. Net income for the quarter, including the effects of discontinued operations, was $0.81 per share compared with $0.76 per share in last year’s second quarter.

“Our second quarter performance speaks to the strength of our strategies to make a deep connection with our customers and drive growth in our business, even in what has been a challenging retail environment,” said Myron E. (Mike) Ullman III, chairman and chief executive officer of JCPenney. “The Back-to-School selling season is off to a good start, reflecting the ongoing enthusiasm America’s families have for the great style and quality we offer at a smart price. We are also pleased by the positive response we have seen to our new private lingerie brand Ambrielle and our exclusive Liz & Co. and CONCEPTS by Claiborne lines. They all bring newness and excitement across our shopping channels, including our growing store base and industry-leading website, jcp.com.

“As we look to the second half of the year, we are focused on continuing to differentiate JCPenney from the competition by inspiring our customers with our merchandise and improving our store base through additional new store openings and existing store renovations. In addition, we are making further progress in our cycle time and merchandise flow initiatives, to ensure we have what our customers want every time they shop with us. These are all key elements of bringing our Every Day Matters brand positioning to life, and our progress in achieving them so far this year gives us confidence that we are on track to achieve both our long-range financial targets and our goal of becoming the growth leader in our industry.”

Operating Performance

Second quarter operating income was $329 million, a 17.5 percent increase from last year’s $280 million. Total Company sales increased 3.6 percent and comparable store sales increased 1.9 percent. The Company opened 15 new and relocated stores in the second quarter. The strongest merchandise results were in children’s and women’s apparel, with the best performances in the northwestern and southwestern regions of the country. Internet sales through www.jcp.com increased 17.4 percent and followed a 24.5 percent increase last year. Total Direct sales, which include jcp.com, print and outlet stores, decreased 2.3 percent for the period as a result of declines in the print business.

Gross margin increased by 80 basis points to 38.1 percent of sales and reflected continued benefits from the Company’s improved planning and allocation technology and processes, and early benefits from initiatives such as cycle time reduction and more effective merchandise flow. Gross margin for the quarter also benefited from the inclusion of the first week of August, an important and profitable week of the Back-to-School season, in the July reporting period. SG&A expenses were leveraged by 50 basis points to 28.3 percent of sales, primarily as a result of leverage of salary related costs and Direct operating expenses. Including the impacts of depreciation and amortization expense, pre-opening expenses and income from real estate operations, total operating expenses were 30.6 percent of sales in the quarter. Real Estate and Other contributed $13 million, a $4 million increase from last year.

Interest and Taxes

Interest expense for the quarter was $37 million, slightly higher than original expectations, compared to $32 million last year. In addition, the Company incurred $12 million of charges related to the early extinguishment of approximately $300 million of long-term debt in the quarter. The effective tax rate for the quarter was 37.5 percent and benefited from legislative changes that reduced state income tax liability by approximately $3 million.

Liquidity and Financial Condition

The Company continues to maintain a strong financial condition. As of Aug. 4, 2007, the Company had cash and short-term investments of $2.2 billion and $3.8 billion of long-term debt, including current maturities. During the quarter, the Company repurchased approximately 5.1 million shares of its common stock, completing its current $400 million common stock repurchase authorization.

Capital expenditures through the second quarter were $598 million, in line with expectations, with the majority of spending related to the construction of new stores and the renovation of existing stores.

Merchandise inventories were at expected levels of $3.6 billion, reflecting increases associated with 22 new stores opened to date this year, as well as initial inventories for the 28 planned openings in the third quarter. On a comparable store basis, inventories increased in line with sales.

Earnings Guidance

Full-year guidance:

•
Earnings per share: consistent with original guidance, management continues to expect that gross margin and SG&A patterns will vary by quarter, with both expected to improve for the full year. Management is increasing guidance for full-year earnings from continuing operations to $5.50 per share compared to previous guidance of $5.49 per share.

Third quarter guidance:

•
Monthly sales patterns: due to last year’s 53rd week, third quarter sales will vary by month from last year’s sales pattern, with a significant benefit expected in the October period due to the timing of reporting of events in the fiscal calendar.

•	Total department store sales: increase low- to mid- single digits.
•	Comparable department store sales: increase low-single digits.
•	Direct sales: increase low-single digits.
•
Operating income margin: as a percent of sales, operating income is expected to be about flat versus last year. Gross margin is expected to be negatively impacted by the calendar shifts that change reporting periods for certain events in this year’s third quarter, and is expected to decline. SG&A expenses as a percent of sales are expected to improve.

•	Interest expense: approximately $43 million.
•	Income tax rate: approximately 38.5 percent.
•	Average diluted shares: approximately 224 million average diluted shares of common stock, including about 3 million common stock equivalents.
•
Earnings per share: approximately $1.28 per share in the third quarter. Management expects earnings of $2.41 per share in the fourth quarter, with improvement in both gross margin and operating expenses. Third and fourth quarter earnings guidance reflects the impact that calendar shifts resulting from last year’s 53rd week have on the profitability of individual periods.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time webcast today, Aug. 16, 2007, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen-only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 8337168. The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,048 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2006 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, consumer spending patterns and debt levels, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, competition and retail industry consolidations, interest rate fluctuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

13 weeks ended			26 weeks ended
Aug. 4,	Jul. 29,	% Inc.	Aug. 4,	Jul. 29,	% Inc.
2007	2006	(Dec.)	2007	2006	(Dec.)

STATEMENTS OF OPERATIONS:
Total net sales	$4,391	$4,238	3.6%		$8,741	$8,458	3.3%
Gross margin	1,674	1,583	5.7%		3,481	3,305	5.3%
Operating expenses:
Selling, general and administrative (SG&A)	1,243	1,219	2.0%		2,534	2,482	2.1%
Depreciation and amortization	100	88	13.6%		200	176	13.6%
Pre-opening	15	5	100.0%	+	21	7	100.0%	+
Real estate and other (income)	(13)	(9)	N/A		(22)	(22)	N/A
Total operating expenses	1,345	1,303	3.2%		2,733	2,643	3.4%
Operating income	329	280	17.5%		748	662	13.0%
Net interest expense	37	32	15.6%		69	66	4.5%
Bond premiums and unamortized costs	12	-	N/A		12	-	N/A
Income from continuing operations
before income taxes	280	248	12.9%		667	596	11.9%
Income tax expense	105	70	50.0%		254	205	23.9%
Income from continuing operations	$175	$178	(1.7)%		$413	$391	5.6%
Discontinued operations, net of income tax
expense/(benefit) of $4, $1, $4 and $(1)	7	1	N/A		7	(2)	N/A
Net income	$182	$179	1.7%		$420	$389	8.0%

Earnings per share from continuing
operations - diluted	$0.78	$0.75	4.0%		$1.82	$1.66	9.6%

Earnings per share - diluted	$0.81	$0.76	6.6%		$1.85	$1.65	12.1%

FINANCIAL DATA:
Comparable department store sales increase	1.9%	6.6%			2.1%	3.9%
Total department store sales increase	4.6%	7.1%			4.5%	4.6%
Internet sales increase	17.4%	24.5%			17.6%	23.2%
Total Direct sales (decrease)/increase	(2.3)%	2.7%			(3.0)%	3.4%

Ratios as a percentage of sales:
Gross margin	38.1%	37.3%			39.8%	39.1%
SG&A expenses	28.3%	28.8%			29.0%	29.3%
Total operating expenses	30.6%	30.7%			31.2%	31.3%
Operating income	7.5%	6.6%			8.6%	7.8%
Effective income tax rate for continuing operations	37.5%	28.2%			38.1%	34.4%

COMMON SHARES DATA:
Outstanding shares at end of period	221.6	227.3			221.6	227.3
Average shares outstanding (basic shares)	222.6	232.9			224.2	233.3
Average shares used for diluted EPS	225.3	235.4			227.0	235.9
Shares repurchased	5.1	8.0			5.1	8.0
Total cost of shares repurchased	$400	$530			$400	$530

J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Aug. 4,	Jul. 29,
	2007	2006

SUMMARY BALANCE SHEETS:
Cash and short-term investments	$2,180	$2,374
Receivables	624	330
Merchandise inventory (net of LIFO reserves of $8 and $24)	3,649	3,461
Prepaid expenses	230	191
Property and equipment, net	4,570	3,897
Prepaid pension	1,284	1,464
Other assets	542	546
Total assets	$13,079	$12,263

Trade payables	$1,635	$1,410
Accrued expenses and other	1,492	1,262
Current maturities of long-term debt	105	343
Long-term debt	3,705	3,114
Long-term deferred taxes	1,100	1,260
Other liabilities	800	969
Total liabilities	8,837	8,358
Stockholders' equity	4,242	3,905
Total liabilities and stockholders' equity	$13,079	$12,263

	26 weeks ended
	Aug. 4,	Jul. 29,
	2007	2006
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
Total operating activities	$189	$179
Investing activities:
Capital expenditures	(598)	(323)
Proceeds from sale of assets	8	11
Total investing activities	(590)	(312)
Financing activities:
Change in debt	338	(7)
Stock repurchase program	(400)	(516)
Other changes in stock	53	111
Dividends paid	(130)	(71)
Total financing activities	(139)	(483)
Cash (paid) for discontinued operations	(27)	(26)
Net (decrease) in cash and short-term investments	(567)	(642)
Cash and short-term investments at beginning of period	2,747	3,016
Cash and short-term investments at end of period	$2,180	$2,374